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                               RAAB KARCHER LOGO

                              -- PRESS RELEASE --

                   RAAB KARCHER RECEIVES EARLY TERMINATION OF
                      HART-SCOTT-RODINO WAITING PERIOD IN
                       TENDER OFFER FOR WYLE ELECTRONICS

     ESSEN, GERMANY, July 29, 1997 -- Raab Karcher AG, a wholly owned subsidiary of VEBA AG, today announced that it has been informed by the United States Federal Trade Commission that early termination of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 applicable to its previously announced acquisition of Wyle Electronics (NYSE: WYL) was granted on July 28, 1997. Accordingly, the condition to Raab Karcher's tender offer for Wyle requiring the expiration or termination of such waiting period has been satisfied.

     The tender offer is scheduled to expire at 12:00 midnight, New York City time, on August 5, 1997, unless the offer is extended.

Contacts:

Dr. Andreas Dahms
Director Public Relations
Raab Karcher AG
Tel: +49-201-459-1311
Email: info@rkag.de
Internet home page: http://www.raab-karcher.de

Mr. Paul Verbinnen
Mr. David Reno
Mr. Drew Brown
Sard Verbinnen & Co.
Tel: +1-212-687-8080